Exhibit 10.9

Security National Financial Corporation
Stock Repurchase Plan
Effective September 7, 2018
For the mutual benefit of Security National Financial Corporation (the "Company") and all its stockholders, the Company's Board of Directors (the "Board") authorized management, consistent with procedures to be recommended by the Company's securities counsel, to implement this Stock Repurchase Plan in which the Company has the right to purchase 300,000 shares of the Company's Class A Common Stock on the open market. The purchased shares of Class A Common Stock will be held as treasury shares to be used as the Company's employer matching contribution pursuant to the Employee 401(k) Retirement Savings Plans.
In order for the Company to qualify for a "safe harbor" from liability for stock manipulation under Sections 9(a)(2) and 10b of the Securities Exchange Act of 1934, as amended (the "Act") and Rule 10b-5 thereunder, the Company must comply with each of the following four conditions pursuant to Rule 10b-18 under the Act:  (i) Manner of Purchases: The Company's Rule 10b-18 purchases of the Company's Class A Common Stock must be effected from or through only one broker or dealer during any single day; (ii) Timing of Purchases:  If the Company has an average trading volume of less than $1,000,000 per day (during the four calendar weeks preceding the week in which the Rule 10b-18 purchase is to be effected) or a public float value below $150,000,000, the Company will be unable to trade within the last 30 minutes of trading. If the Company has a higher average daily trading volume (during the four calendar weeks preceding the week in which the Rule 10b-18 stock purchase is to be effected) or public float value, the Company can trade up until the last ten minutes of trading; (iii) Price of Purchases: The Company's Rule 10b-18 purchases must be at a price that does not exceed the highest independent bid or the last independent transaction price, whichever is higher, quoted; and (iv) Volume of Purchases: The total volume of Company's Rule 10b-18 purchases on any single day must not exceed 25% of the average daily trading volume of the Company's Class A Common Stock (during the four calendar weeks preceding the week in which the Rule 10b-18 purchase is to be effected), or the Company's average daily Rule 10b-18 purchases (during the three full calendar months preceding the date of the announcement of such transaction).
Additionally, to come within the "safe harbor" the Company's Rule 10b-18 stock purchases must satisfy (on a daily basis) each of the four conditions of Rule 10b-18 of the Act. Failure to meet any one of the four conditions will remove all of the Company's Rule 10b-18 repurchase from the "safe harbor" for that day. Also, the Company must report its Rule 10b-18 purchasing activities as required by Item 703 of Regulation S-K under the Securities Act of 1933, as amended.  Further explanation of the four conditions for qualifying for the "safe harbor" from liability for manipulation under Sections 9(a)(2) and 10b of the Act and Rule 10b-5 thereunder is set forth in Rule 10b-18.
The Company also shall be required to comply with more detailed disclosure requirements for Rule 10b-18 purchase. In each quarterly report on Form 10-Q and in the annual report on Form 10-K, the Company shall provide a table showing, on a month-by-month basis, the total number of Class A common shares purchased, the average price paid per share, the total number of Class A common shares purchased under publicly announced purchase programs, and the maximum number of shares that may be purchased under these programs (or maximum dollar amount if the limit is stated in those terms).